EXHIBIT 10.13

Global Banking & Markets Shipping Business Centre 5-10 Great Tower Street London EC3P 3HX

Telephone: +44 (0)20 7085 5000 Facsimile: +44 (0)20 7085 7134

www.rbs.com/gbm

14 May 2008

Marinouki Shipping Corporation
c/o Safety Management Overseas SA
32 Avenue Karamanli
166 73 Voula
PO Box 70677-106-6
Athens
GREECE

Attn. Mr Konstantinos Adamopoulos

Dear Sirs

Loan Agreement dated 1 March 2006 (the “Loan Agreement”) between The Royal Bank of Scotland plc (the “Bank”) and Marinouki Shipping Corporation (the “Borrower”)

We refer to the above Loan Agreement and to the restrictions placed on the Borrower regarding Change of Ownership as per clause 9.3.13. At the request of the Borrower, we have pleasure in confirming that the Bank is prepared to agree to the proposed transfer of ownership of the Borrower to Safe Bulkers Inc., a newly formed company to be listed on the NYSE and which will initially offer 20% of its shares to the public by virtue of an IPO. The remaining 80% of the shares will remain initially within the existing beneficial ownership and control of the Hadjioannou family as advised to the Bank.

Agreement is subject to the following amendments to the terms of the loan, which are to be documented by a supplemental agreement (also incorporating the amendments set out in

The Royal Bank of Scotland plc
Registered in Scotland No 90312
Registered Office: 38 St Andrew Square
Edinburgh EH2 2YB

A member of the London Stock Exchange
and authorised and regulated by the
Financial Services Authority

the supplemental side letter, dated 24 April 2008) and such other supporting documentation as the Bank’s lawyers may require within 30 days of the successful placement of the IPO, the costs of which are to be borne by the Borrower:

Interest Margin:	0. 75% pa. over LIBOR.

Security:	To include, in addition to the existing security, the following:-

  A Supplemental Loan Agreement

  A new first priority mortgage or amendment to the existing mortgage (if required) over m/v Marina.

  A corporate Guarantee issued by Safe Bulkers Inc. (the “Corporate Guarantor”) on all obligations of the Borrower under the Loan Agreement and the Supplemental Loan Agreement.

Documentation:

  Charter free value of the Ship, as determined by an independent shipbroker acceptable to the Bank, to be minimum of 120% at all times of (i) the outstanding Loan (in US Dollars at the prevailing rate of exchange) and (ii) the notional or actual cost (if any), as determined by the Bank, of terminating any interest rate swap (the “Minimum Security Covenant”).

  The Hadjioannou family to hold a minimum 51% shareholding in the Corporate Guarantor.

  Polys Hadjioannou (“PH”) to remain CEO of the Corporate Guarantor.

  The Borrower to remain a fully owned subsidiary of the Corporate Guarantor.

  The above Corporate Guarantee to incorporate Financial Covenants on the Corporate Guarantor, including:

	i.	Min Adjusted Net Worth of US$200m,

	ii.	Min Free Liquidity of US$500k to be kept with RBS, excluding other similar requirements under loan facilities provided by the Bank to the Corporate Guarantor or other subsidiaries thereof.

	iii.	Debt not to exceed 70% of Adjusted Total Assets, and

	iv.	Debt not to exceed 550% of 12-month trailing EBITDA.

  The Corporate Guarantor will be permitted to pay dividends up to 100% of free cash flow, subject to no event of default or covenant breach having occurred or resulting from the payment of such dividend.

  Customary undertakings including an undertaking to deliver all information required by the SEC or required to be certified or disclosed by directors pursuant to the Sarbanes Oxley Act.

Signing:	The Supplemental Loan Agreement and other supplemental documentation to be executed on or before 15 June 2008, failing which this offer will lapse notwithstanding its acceptance.

This letter contains an outline of certain terms and conditions (it does not constitute a legally binding commitment on the Bank) which will, inter alia, be embodied in the Supplemental Loan Agreement and security documentation, such legal agreement and security documentation shall be governed by English law (except to the extent any security otherwise requires). The Documentation shall supersede this letter and all prior discussions and negotiations in relation to the loan facility.

The Bank shall be entitled to obtain such legal opinions from such jurisdictions as it may require and from lawyers appointed by it and the Borrower shall provide such corporate and other documentation as may be required by the Bank or its lawyers.

All other terms and conditions of the Loan Agreement shall remain unchanged and in full force and effect.

This offer remains subject to there being no facts, events or circumstances, now existing or hereafter arising, which come to our attention and which, in our good faith determination, materially adversely affect the Borrower’s or any of the Security Parties’ business, assets, financial condition, operations or prospects, in which event the Bank reserves the right to terminate this offer.

Yours faithfully
For THE ROYAL BANK OF SCOTLAND plc

/s/ Stephen Moorby	/s/ Nicholas Pavlidis
STEPHEN MOORBY	NICHOLAS PAVLIDIS
SENIOR DIRECTOR, SHIP FINANCE	SENIOR DIRECTOR, SHIP FINANCE

Accepted on behalf of
Marinouki Shipping Corporation

/s/ Konstantinos Adamopoulos
Konstantinos Adamopoulos
14/5/08